Exhibit 23(a)

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 22, 2008 accompanying the financial statement of Atlas Resources Public #17-2008(B) L.P. as of January 10, 2008 and our report dated February 23, 2007 accompanying the consolidated financial statements of Atlas Resources, LLC as of December 31, 2006 and 2005 and for the years ended December 31, 2006, September 30, 2005 and 2004, and for the three month period ended December 31, 2005 contained in Post-Effective Amendment No. 1 Registration Statement on Form S-1 and Prospectus for Atlas Resources Public #17-2008 Program. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Cleveland, Ohio
January 22, 2008